Exhibit 99.1

April 19, 2023: 4:45 PM Eastern Time

Air Industries Group Announces Preliminary Unaudited Financial Results for the Twelve Months Ended December 31, 2022

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI) (“Air Industries” or the “Company”), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced its preliminary, unaudited financial results for the year ended December 31, 2022.

PRELIMINARY & UNAUDITED FINANCIAL RESULTS:

As of the date of this press release, the following reflects preliminary and unaudited financial data for the year ended December 31, 2022:

●	Consolidated net sales revenues in 2022 are expected to approximate $53.2 million, a decrease of 9.7% as compared to the $58.9 million achieved in 2021. This represents no change to the preliminary net sales amounts discussed on the Company’s year-end conference call held on April 4, 2023.

●	Consolidated gross profit in 2022 is expected to approximate $7 .5 million or 14.1% of sales as compared to $10.2 million or 17.3% of sales in fiscal 2021.Total gross inventory of $35.5 million as of December 31, 2022 is expected to be reported. Total gross inventory as of December 31, 2021 was $32.7 million.

●	Total operating expenses in 2022 is expected to approximate $7.7 million as compared to $7.8 million or a reduction of approximately $0.1 million.

●	Net loss in 2022 is expected to be approximately $1.1 million as compared to a profit of $1.6 million in 2021.

●	Adjusted EBITDA, a Non-GAAP financial measure, is expected to approximate $3.3 million in 2022 as compared to the $6.3 million reported in 2021. A reconciliation of EBITDA to net income is shown in the table below.

●	The Company generated cash flows from operations in 2022 of $448,000 and invested $2.4 million in new property, plant and equipment. In 2021, the Company generated cash flows from operating activities of $4.1 million and invested $1.4 million in new property, plant and equipment.

●	Total indebtedness was $25.2 million (consisting substantially of $18.7 million owed to Webster Bank pursuant to a Loan Facility and $6.2 million owed in the form of subordinated notes payable due July 1, 2026 to related parties, specifically Michael Taglich (the Company’s Chairman) and Robert Taglich (a Director), and their affiliates). The Company’s Loan Facility (which is described in detail in prior SEC filings) provides for up to a $20.0 million Revolving Line of Credit, a $5.0 million Term Loan and a $2.0 million Equipment Line of Credit, which when drawn upon is added to the balance of the Term Loan. The Company is currently not in compliance with the covenants in the Loan Facility requiring that the Company issue its financial statements no later than 90 days after the end of the Company’s fiscal year. The Company anticipates that it will be in compliance with all covenants in the Loan Facility when the Form 10-K is issued.

●	As of December 31, 2022, the Company’s total 18-month firm backlog is $ 67.9 million which compared to $75.0 million for December 31, 2021.

●	There are no new legal proceedings or substantive changes to prior legal matters since the Company filed its Form 10-Q for the three and nine months ended September 30, 2022 which was filed with the SEC on November 14, 2022.

Table of Reconciliation of Net Income to Adjusted EBITDA (a Non-GAAP financial measure):

Preliminary – Unaudited Adjusted EBITDA	Twelve Months Ended December 31, 2022
Net Income (Loss)	$(1,076,000)
Add-backs to EBITDA
Interest Expense & Bank Charges	1,338,000
Taxes	-
Depreciation & Amortization	2,587,000
EBITDA	$2,849,000
Add-backs to Adjusted EBITDA Stock Compensation	526,000
Adjusted EBITDA	$3,375,000

Adjusted EBITDA	Twelve Months Ended December 31, 2021
Net Income (Loss)	$1,627,000
Add-backs to EBITDA
Interest Expense & Bank Charges	1,262,000
Taxes	2,000
Depreciation & Amortization	2,953,000
EBITDA	$5,844,000
Add-backs to Adjusted EBITDA Stock Compensation	443,000
Adjusted EBITDA	$6,287,000

The Company also announced that it has filed an Amended Form 12b-25/A with the Securities and Exchange Commission (“SEC”) indicating that it needs additional time to respond to complete its financial statement preparation and review process. The Company is continuing its efforts to file its Annual Report on Form 10-K as soon as reasonably practicable.

ABOUT AIR INDUSTRIES GROUP is an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. [Other important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to file its Form 10-K within the fifteen-day extension permitted by the rules of the U.S. Securities and Exchange Commission.] The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock-based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward-looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

631.328.7078

ir@airindustriesgroup.com